Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors/Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com

Exhibit 99.1

West Pharmaceutical Services, Inc. Updates Fourth Quarter and Full-Year 2006 Expectations

-Expects 2006 Earnings per Diluted Share from Continuing Operations between $1.90 and $1.94 -

-Company Sets Earnings Release Date –

-Company to Present at the CJS Investor Securities Conference -

LIONVILLE, Pa., January 10, 2007 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today updated its expected 2006 sales and expected earnings per share for the fourth quarter and year ended December 31, 2006. Consistent with its normal practice, the Company will report final fourth quarter and full year 2006 financial results on Tuesday, February 20, 2007, at which time management will discuss the business and financial outlook for 2007.

“Fourth quarter sales were slightly ahead of our earlier outlook and should yield earnings per share consistent with or just ahead of those expectations” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “While we are awaiting the completion of the analyses of last year’s record results, management is very much focused on executing our operating and expansion plans for 2007, which we expect will be another year of strong sales and earnings growth.”

The Company now expects to report sales for the year 2006 of approximately $913 million. Excluding the effects of the items described below, earnings per diluted share from continuing operations are expected to be between $0.39 and $0.43 for the fourth quarter, and between $1.90 and $1.94 for the full year ended December 31, 2006. The expected results are based upon preliminary information and remain subject to revision when the Company concludes its normal period-end procedures and analyses. The expected annual results exclude an $0.11 per share first quarter 2006 charge for the cost of the early retirement of debt, net of an unrelated tax benefit. The expected annual results include the $0.03 net adverse impact, reported in the third quarter, of the costs associated with an impairment charge, a change in tax reserves, and an affiliated company’s asset-related charge.

West to Present at 6th Annual CJS Investor Conference

Donald E. Morel, Jr. Ph.D., the Company’s Chairman and Chief Executive Officer, and William J. Federici, Chief Financial Officer will present at an investor conference being sponsored by CJS Securities on Thursday, January 11, 2007. A copy of the presentation can be found in the “Investor” section of the Company’s website, www.westpharma.com.

West to Host Earnings Conference Call

The Company will report final fourth quarter and fiscal 2006 results on Tuesday, February 20, 2007 at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available at the Company’s web site, http://www.westpharma.com/, in the “Investor” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world's premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West's customers include the world's leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning preliminary financial results for which we have not yet completed all of the necessary analyses and reports in accordance with generally accepted accounting principals (GAAP). We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-

looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: Events occurring between the close of the year 2006 and the publication date of our financial statements for periods ending in 2006 that have a material effect and which are required to be given effect or disclosed in those financial statements; corrections of errors or changes to estimates based upon facts and circumstances discovered in the course of our periodic analyses and financial statement preparation procedures; changes in the effective tax rate, which can result from, among other things, changes in the geographic mix of earnings, recent changes in the various and applicable local, federal and international tax laws, or management’s evaluation of the expected outcome of tax disputes. Business and other factors that may cause actual results to vary from expected or historical results include: sales demand; the timing, regulatory approval and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products, including products produced in northern Israel; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability; and, changes in tax law or loss of beneficial tax incentives.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.